Board of Directors
Biomet, Inc.
P.O. Box 587
Airport Industrial Park
Warsaw, Indiana 46581-0587

Ladies and Gentlemen:

         We have acted as counsel to Biomet, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), common shares of the Company (the "Shares") that are to be issued to the holders of Class A common stock and Class B common stock of Implant Innovations International Corporation in connection with an Agreement and Plan of Merger by and among the Company, Palm Acquisition Corp., Implant Innovations International Corporation, Implant Innovations, Inc. and the Control Shareholders of Implant Innovations International Corporation, dated August 28, 1999 (the "Merger Agreement").

         In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. The Company's Articles of Incorporation, together with all amendments thereto;

     2.   A copy of the Bylaws of the Company as amended to date;

     3. Resolutions relating to the offering of the Shares and the filing of the Registration Statement adopted by the Company's Board of Directors (the "Resolutions");

     4.   A specimen certificate representing the Shares; and

     5.   The Registration Statement.

         We also have relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.


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         For purposes of this opinion,  we have assumed (i) the  authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies;
(ii) that the Shares will be issued pursuant to the terms of the Registration Statement; (iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Shares and (iv) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Shares.

         Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Additional Information - Legal Matters" in the proxy statement/prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.



                                Very truly yours,

                                /s/ ICE MILLER DONADIO & RYAN